EXHIBIT 16.1


Securities and Exchange Commission
Washington D.C.  20549

                                October 30, 2001

Gentlemen:


We were previously principal accountants for Onsite Energy Corporation ("the Company") and, under the date of August 7, 2001, except for the last paragraph of Note 18 which was as of September 27, 2001, we reported on the consolidated financial statements of Onsite Energy Corporation and subsidiaries as of and for the years ended June 30, 2001 and 2000. On October 15, 2001, our appointment as principal accountants was terminated. We have read Onsite Energy Corporation's statements included under item 4 of its Form 8-K dated October 19, 2001 and we agree with such statements, except:

     1. In May 2001 the Company proposed changing their accounting method currently in use to account for costs related to certain long-term contracts. At the Company's request, we analyzed the proposed change, including prior comments and guidance received from the staff of the Commission, and verbally reported that we would not be in a position at that time to issue a preferability letter as to such change. We believed that the issue was therefore resolved. However, in early September 2001, prior to the release of our report, the Company informed us that they had initiated a conference call with the Commission staff to discuss the proposed accounting change. We participated in that call, and while the Commission staff did not reach a conclusion, we believe that they expressed doubt as to the Company's ability to be able to satisfy both us and the Commission staff as to the preferability of the proposed change. We are unaware of the Company's current position on such change.

     2. We are not in a position to agree or disagree with the Company's statement that the change in principal accountants was recommended by the Audit Committee and approved by the Board of Directors.

     3. We are not in a position to agree or disagree with the Company's statement that Swenson Advisors, LLP was not engaged regarding the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Company's financial statements.


Very truly yours,


/S/  HEIN + ASSOCIATES LLP


Hein + Associates LLP
Orange, California